EXHIBIT 99.1

For Immediate Release
NASDAQ Stock Market: MCBC

Macatawa Bank Corporation Announces

Special Meeting Results

HOLLAND, Mich. (July 31, 2024) – Macatawa Bank Corporation (NASDAQ: MCBC), the holding company for Macatawa Bank (collectively, the “Company”), today announced that at the Special Meeting of Shareholders (the “Special Meeting”) held earlier today, Macatawa shareholders overwhelmingly voted to approve the acquisition of Macatawa by Wintrust Financial Corporation (“Wintrust”) (NASDAQ: WTFC).

“We are very pleased with the confidence our shareholders have expressed in this transaction, as 95 percent of shares voted are in favor of this transaction,” said Richard L. Postma, Chairman of the Board of Macatawa. “The reaction we have received from our customers, our community and our shareholders regarding our partnership with Wintrust has been very favorable and it is encouraging to see such a strong response with our shareholder vote.”

The final voting results of the Special Meeting will be filed as part of a Form 8-K with the U.S. Securities and Exchange Commission.

About Macatawa Bank

Headquartered in Holland, Michigan, Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties. The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for thirteen years as one of “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions. Forward-looking statements are identifiable by words or phrases such as “anticipates,” "believe," "expect," "may," "should," "will," “intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, future interest rates, future net interest margin, future economic conditions, and future levels of unrealized gains or losses in the investment securities portfolio. All statements with references to future time periods are forward-looking. Management's determination of the provision and allowance for credit losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured. The future effect of changes in the real estate, financial and credit markets, interest rates and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

In addition, forward-looking statements include statements regarding the outlook and expectations of Macatawa with respect to its planned merger with Wintrust Financial Corporation ("Wintrust") pursuant to the Agreement and Plan of Merger dated April 15, 2024 (the "Merger Agreement"), the strategic benefits and financial benefits of the merger, including the expected impact of the transaction on the combined company's future financial performance and the timing of the closing of the transaction.

These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance.  These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, Macatawa does not undertake any obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.  Such risks, uncertainties and assumptions, include, among others, the following:

●	the failure to obtain necessary regulatory approvals when expected or at all (and the risk that such approvals may result in a materially burdensome regulatory condition (as defined in the Merger Agreement));
●	the failure of Macatawa to obtain shareholder approval, or for either party to satisfy any of the other closing conditions to the transaction on a timely basis or at all;
●	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement;
●	the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy, competitive factors in the areas where Macatawa and Wintrust do business, or as a result of other unexpected factors or events;
●	the impact of purchase accounting with respect to the transaction, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;
●	diversion of management’s attention from ongoing business operations and opportunities;
●	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; and
●	the outcome of any legal proceedings that may be instituted against Macatawa or Wintrust.

Additional risk factors include, but are not limited to, the risk factors described in Item 1A in Macatawa's Annual Report on Form 10-K for the year ended December 31, 2023 and in any of Macatawa's subsequent SEC filings, and in Item 1A in Wintrust's Annual Report on Form 10-K for the year ended December 31, 2023 and in any of Wintrust's subsequent SEC filings.

Contact:

Bryan L. Barker

Chief Financial Officer

616-494-1448

bbarker@macatawabank.com